UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ASA GOLD AND PRECIOUS METALS FUND LIMITED

(Names of Registrant as Specified in its Charter)

AXEL MERK

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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From: Axel G. Merk  Subject: Re: ASA Restructuring and Shareholder Liquidity Date: November 10, 2026 at 11:06:17 PST To: Karen Caldwell, Maryann Bruce, Neal Neilinger, Ketu Desai, Paul Kazarian Cc: [..] Dear Karen, Maryann, Neil, Ketu, Paul, We have been made aware of numerous block trades in ASA holdings that appear consistent with significant further portfolio liquidation. I want to call your attention to several matters.  Most fundamentally, shareholders have not approved, or even been provided with comprehensive information about, the proposed restructuring. To the extent the current liquidation is being undertaken to facilitate that transaction, the Board is implementing material elements of the restructuring before shareholders have authorized it. That is premature, prejudges the shareholder vote, and risks turning the vote into a fait accompli. The Board should not materially reposition the portfolio for a transaction that shareholders may reject.  First, ASA remains bound by its 80% Gold Policy until shareholders approve its elimination and the conversion occurs. If sale proceeds are being redeployed into gold-related instruments to maintain compliance, I am deeply concerned about the potential conflict with positions held in Saba-managed funds. A Saba-managed fund that itself owns ASA has publicly reported substantial short positions in the VanEck Gold Miners ETF (GDX) and VanEck Junior Gold Miners ETF (GDXJ). Any ASA trading in gold-related instruments that could offset, hedge or otherwise benefit positions held by Saba- managed accounts raises an obvious conflict. The Board should not permit such transactions without Premature Liquidation Concern Email to Board: ASA Restructuring and Shareholder Liquidity HOME PERFORMANCE SABA'S CONDUCT PUNITIVE TAXES CORRECTING THE RECORD UPDATES Invest with Merk*

addressing that conflict transparently and demonstrating that the transactions are being undertaken solely in ASA shareholders' interests.  Second, continued portfolio sales before November 30 may impose substantial 2026 tax consequences on shareholders who made QEF elections. ASA's own filing acknowledges that QEF shareholders must include their pro rata share of ASA's ordinary earnings and net capital gains whether or not cash is distributed. Given the substantial embedded gains in the portfolio, accelerating sales before ASA's November 30 fiscal year-end may create significant 2026 taxable income for shareholders without providing them any liquidity at NAV.  Nor does simply waiting until December solve the problem if the Board still intends to complete the conversion in December. ASA has disclosed that its PFIC taxable year will end on the date of the BDC Conversion, which could pull gains realized during a December short taxable year into shareholders' 2026 tax liability as well. If the Board wants to mitigate this unnecessary acceleration of shareholder taxes, it should stop unnecessary portfolio liquidation now and postpone the conversion into 2027.  I again call on the Board to conduct a 100% tender offer at or near NAV before proceeding with the restructuring. An early-2027 tender would give shareholders who do not want the new strategy or exposure to the related risks a fair exit, mitigate some of the immediate tax burden, and avoid forcing shareholders to sell ASA shares at a substantial discount simply to fund taxes generated by portfolio sales they did not request.  Please explain why the Board believes it is appropriate to accelerate portfolio liquidation before shareholders have approved the restructuring, and why the current liquidation and December conversion timetable is in the interests of existing shareholders. Axel Axel Merk • Merk Investments LLC • 555 Bryant St #455 • Palo Alto, CA 94301 • [..] This email reflects the current opinion of the author. It is based upon sources and data believed to be accurate and reliable. Merk Investments LLC makes no representation regarding the advisability of investing in the products herein. Opinions and forward-looking statements expressed are subject to change without notice. This information does not constitute investment advice and is not intended as an endorsement of any specific investment. The information contained herein is general in nature and is provided solely for educational and informational purposes. The information provided does not constitute legal, financial or tax advice. You should obtain advice specific to your circumstances from your own legal, financial and tax advisors. As with any investment, past performance is no guarantee of future performance.

Register your potential interest in a future Merk-managed mining strategy, so you don't miss out: saveasa.com/register * The online registration is to indicate potential interest only. More information about a potential Merk-managed mining strategy will be provided at a later date. The past performance of ASA does not guarantee the future results of another Merk-managed strategy. On June 30, 2026, Merk concluded its management of ASA after the Saba-controlled Board terminated Merk's advisory agreement. Certain Fund directors, including a Saba partner, have assumed responsibility for ASA's management. Axel Merk owns over 300,000 shares of ASA Gold and Precious Metals Limited. He serves as President and Chief Investment Officer of Merk Investments LLC, which served as the Fund's investment adviser until June 30, 2026. He also resigned as Chief Operating Officer of ASA in June 2026. Nothing on this website constitutes an offer to sell, or a solicitation of an offer to buy, any securities. The information presented on this website reflects the views and opinions of Axel Merk and is provided solely for educational and informational purposes. It does not constitute investment, legal, financial, or tax advice. You should consult your own advisors for guidance specific to your circumstances. The plans of Saba and the Board are based on publicly disclosed information only and are therefore accordingly qualified in their entirety and subject to change. This site and its content have not been approved by ASA Gold & Precious Metals Ltd. ("ASA" or the "Fund"). The Fund currently concentrates its investments in the gold and precious minerals sector, which may be more volatile than other industries and influenced by changes in commodity prices driven by international economic and political developments. ASA is a non-diversified fund, which may result in higher risk through reduced portfolio diversification. It may also invest in smaller-sized and foreign companies, which may be more volatile, less liquid, and subject to additional risks, including currency fluctuations. Shares of closed-end funds like ASA frequently trade at a discount to net asset value. Axel Merk has filed a proxy statement with the Securities and Exchange Commission ("SEC") to solicit votes against certain of the proposals at ASA's 2026 Annual General Meeting of Shareholders. As a result, Mr. Merk may be deemed to be a "participant" under the federal proxy rules. Additional information regarding Mr. Merk and his share ownership in ASA is included in his proxy statement which is available on the SEC's website at https://www.sec.gov/Archives/edgar/data/1230869/000207184426001870/merk11102026defc14a.htm. ASA's definitive Proxy Statement/Prospectus for the 2026 Annual General Meeting of Shareholders has yet to be filed with the SEC, and may be amended or withdrawn. MR. MERK ADVISES ALL SHAREHOLDERS TO READ ASA'S PROXY STATEMENT/PROSPECTUS AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE. This website may include forward-looking statements that reflect the current expectations, estimates, beliefs, assumptions, and projections of Axel Merk. These statements are inherently subject to risks and uncertainties, many of which are beyond the control of the author. Actual outcomes may differ materially from those discussed. Forward-looking statements can often be identified by words such as "believe," "expect," "intend," "may," "will," "should," or similar expressions including the negatives thereof, other variations or comparable terms. These statements speak only as of the date made, and there is no obligation to update or revise them in light of future developments. Certain links may direct users to third-party websites or filings with the SEC. These materials are provided solely for convenience and informational purposes and are not incorporated by reference into any proxy materials. No responsibility is taken for the accuracy or content of third-party sources, and no obligation exists to provide updated information if it subsequently becomes incorrect in the future.

Monitoring ASA Post-Merk Management The dashboard below monitors key ASA metrics since the Board assumed responsibility for ASA's management on July 1, 2026. The Board members overseeing ASA have no precious metals mining expertise. The benchmark shown as GDMNTR is the index underlying GDX, the gold mining ETF. Data source: Bloomberg. Check back for periodic updates. Updates Ongoing developments related to ASA's governance and shareholder rights. HOME PERFORMANCE SABA'S CONDUCT PUNITIVE TAXES CORRECTING THE RECORD UPDATES Invest with Merk*

November 10, 2026 - Axel Merk expresses premature liquidation concern Mr. Merk sends email to ASA's Board on ASA's proposed restructuring. 📎 Read Mr. Merk's Email to ASA's Board of Directors October 19, 2026 - Axel Merk sends letter to shareholders "ASA's Board wants you to approve a radical restructuring that could hit the Fund with a major tax bill, irresponsibly reducing your investment's value even if you hold ASA in an IRA" 📎 Read Mr. Merk's letter "ASA INSANITY REQUIRES YOUR ATTENTION" 📎 Read "Tax Consequences to ASA Shareholders"

September 10, 2026 - Discount Exceeds 20% 📎 Read Mr. Merk's Analysis September 8, 2026 - Axel Merk calls on ASA Board to give shareholders liquidity at NAV before Saba BDC conversion In response to a filing by ASA that its Board supports a conversion of ASA into a Saba managed business development company (BDC), Mr. Merk issued a press release that states, amongst others: "If addressing the discount is the objective, give shareholders liquidity first. There is no reason that existing shareholders should have to finance Saba's transformation of ASA and then hope that the new vehicle eventually trades closer to NAV." 📎 Read Mr. Merk's Press Release August 5, 2026 - Gold Diggers Without Mining Expertise: ASA ASA's portfolio is coasting. The discount is not. 📎 Read Mr. Merk's Analysis July 16, 2026 - Unlock Gold Mining Value in ASA Saba Campaigned on ASA's Discount — But Hasn't Delivered 📎 Read Mr. Merk's Analysis July 1, 2026 - Axel Merk calls on SEC to intervene at ASA Gold and Precious Metals Limited as Saba- controlled Board terminates advisory agreement ASA Board, with no precious metals mining experience, takes control of fund management

📎 Read Mr. Merk's Press Release June 11, 2026 - US Supreme Court rules against private suits brought under key securities law On June 11, 2026, The Supreme Court reversed a lower court's ruling that let hedge fund Saba Capital Master Fund sue under the Investment Company Act of 1940 to void fund bylaws restricting the voting power of activist shareholders. Justice Amy Coney Barrett, who authored the ruling, wrote that the Investment Company Act does not authorize private parties to bring suits seeking the rescission of bylaws or other contractual terms. The ruling might impact the ability of activist investors to sue against shareholder rights plans (poison pills). 📎 Read the Court Decision June 10, 2026 – Axel Merk resigns as COO of ASA Gold and Precious Metals Ltd. Axel Merk notified the Board of ASA Gold and Precious Metals Ltd. of his resignation in his capacity of Chief Operating Officer, effective immediately. His resignation does not affect his role as President and Chief Investment Officer of Merk Investments LLC, manager of ASA via a separate investment advisory agreement that currently is extended through June 30, 2026. Merk stated that he could no longer serve as a Sarbanes-Oxley certifying officer after being excluded from discussions affecting the June 30 adviser transition, which he believes creates a serious risk of breakdown in ASA's internal controls. On June 11, 2026, ASA's Board issued a press release announcing Mr. Merk's resignation as COO. Please see here for a correction of misleading statements in that press release. 📎 Read Mr. Merk's Press Release 📎 Read Mr. Merk's response "correcting the record" to ASA's press release on Mr. Merk's resignation Register your potential interest in a future Merk-managed mining strategy, so you don't miss out: saveasa.com/register

* The online registration is to indicate potential interest only. More information about a potential Merk-managed mining strategy will be provided at a later date. The past performance of ASA does not guarantee the future results of another Merk-managed strategy. On June 30, 2026, Merk concluded its management of ASA after the Saba-controlled Board terminated Merk's advisory agreement. Certain Fund directors, including a Saba partner, have assumed responsibility for ASA's management. Axel Merk owns over 300,000 shares of ASA Gold and Precious Metals Limited. He serves as President and Chief Investment Officer of Merk Investments LLC, which served as the Fund's investment adviser until June 30, 2026. He also resigned as Chief Operating Officer of ASA in June 2026. Nothing on this website constitutes an offer to sell, or a solicitation of an offer to buy, any securities. The information presented on this website reflects the views and opinions of Axel Merk and is provided solely for educational and informational purposes. It does not constitute investment, legal, financial, or tax advice. You should consult your own advisors for guidance specific to your circumstances. The plans of Saba and the Board are based on publicly disclosed information only and are therefore accordingly qualified in their entirety and subject to change. This site and its content have not been approved by ASA Gold & Precious Metals Ltd. ("ASA" or the "Fund"). The Fund currently concentrates its investments in the gold and precious minerals sector, which may be more volatile than other industries and influenced by changes in commodity prices driven by international economic and political developments. ASA is a non-diversified fund, which may result in higher risk through reduced portfolio diversification. It may also invest in smaller-sized and foreign companies, which may be more volatile, less liquid, and subject to additional risks, including currency fluctuations. Shares of closed-end funds like ASA frequently trade at a discount to net asset value. Axel Merk has filed a proxy statement with the Securities and Exchange Commission ("SEC") to solicit votes against certain of the proposals at ASA's 2026 Annual General Meeting of Shareholders. As a result, Mr. Merk may be deemed to be a "participant" under the federal proxy rules. Additional information regarding Mr. Merk and his share ownership in ASA is included in his proxy statement which is available on the SEC's website at https://www.sec.gov/Archives/edgar/data/1230869/000207184426001870/merk11102026defc14a.htm. ASA's definitive Proxy Statement/Prospectus for the 2026 Annual General Meeting of Shareholders has yet to be filed with the SEC, and may be amended or withdrawn. MR. MERK ADVISES ALL SHAREHOLDERS TO READ ASA'S PROXY STATEMENT/PROSPECTUS AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE. This website may include forward-looking statements that reflect the current expectations, estimates, beliefs, assumptions, and projections of Axel Merk. These statements are inherently subject to risks and uncertainties, many of which are beyond the control of the author. Actual outcomes may differ materially from those discussed. Forward-looking statements can often be identified by words such as "believe," "expect," "intend," "may," "will," "should," or similar expressions including the negatives thereof, other variations or comparable terms. These statements speak only as of the date made, and there is no obligation to update or revise them in light of future developments. Certain links may direct users to third-party websites or filings with the SEC. These materials are provided solely for convenience and informational purposes and are not incorporated by reference into any proxy materials. No responsibility is taken for the accuracy or content of third-party sources, and no obligation exists to provide updated information if it subsequently becomes incorrect in the future.